As filed with the Securities and Exchange Commission on May 28, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SEVEN HILLS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	20-4649929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Two Newton Place 255 Washington Street, Suite 300 Newton, MA (Address of Principal Executive Offices)	02458-1634 (Zip Code)

Second Amended and Restated Seven Hills Realty Trust

2021 Equity Compensation Plan

(Full title of the plan)

Matthew C. Brown

Chief Financial Officer and Treasurer

Seven Hills Realty Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458-1634

(Name and address of agent for service)

(617) 332-9530

(Telephone number, including area code, of agent for service)

Copy to:

Faiz Ahmad
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square 920 North King Street
Wilmington, DE 19801
(302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Seven Hills Realty Trust, a Maryland real estate investment trust (the “Registrant”), relating to 550,000 common shares, par value of $0.001 per share (the “Shares”), issuable under the Second Amended and Restated Seven Hills Realty Trust 2021 Equity Compensation Plan (the “Plan”). At the 2025 Annual Meeting of Shareholders of the Registrant held on May 28, 2025, the Registrant’s shareholders approved the Plan to increase by 550,000 the total number of shares available for grant under the Plan to 1,050,000 shares.

This Registration Statement is filed pursuant to General Instruction E to Form S-8. Accordingly, this Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by the Registrant on May 27, 2021 (File No. 333-256530), as amended on December 22, 2021 (the “Prior Registration Statement”), with respect to the Plan, except as supplemented by the information set forth below.

This Registration Statement relates solely to the registration of additional securities of the same class as are registered on the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statement, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 18, 2025;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed on April 28, 2025;

(c)	The Registrant’s Current Report on Form 8-K filed on March 10, 2025; and

(d)	The description of the Registrant’s shares set forth in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 13, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.           Indemnification of Directors and Officers.

Maryland law applicable to real estate investment trusts (the “Maryland REIT Law”), permits a real estate investment trust (“REIT”), formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. The Registrant’s declaration of trust contains a provision which eliminates the liability of the members of the Registrant’s board of trustees (collectively, the “Board of Trustees” and each, a “Trustee”) and officers to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, (the “MGCL”), for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

• the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

• the director or officer actually received an improper personal benefit in money, property or services; or

• in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

• a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

• a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Registrant’s declaration of trust requires the Registrant to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any present or former Trustee or officer of the Registrant, and any individual who, while a present or former Trustee or officer of the Registrant and, at the Registrant’s request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her present or former service in that capacity. Except with respect to proceedings to enforce rights to indemnification, the Registrant is required to indemnify a Trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against the Registrant only if such proceeding was authorized by the Board of Trustees. Under the Registrant’s declaration of trust, the Registrant is also required to advance expenses to a Trustee or officer, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation. The Registrant’s declaration of trust also permits us, with the approval of the Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, the Registrant’s manager and its affiliates (including The RMR Group Inc. (“RMR”) and its consolidated subsidiaries) and any present or former employee, manager or agent of us, our subsidiaries or its manager or our or their affiliates (including RMR).

The Registrant also entered into indemnification agreements with its trustees and officers providing for rights to and procedures for indemnification by the Registrant to the maximum extent permitted by Maryland law and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from service to the Registrant.

The Registrant currently maintains an insurance policy on behalf of its trustees and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.

Item 8.           Exhibits.

Exhibit Number	Description

4.1	Form of Common Share Certificate. (Incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.)

4.2	Declaration of Trust of the Registrant, dated December 21, 2021. (Incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the Registrant on December 22, 2021.)

4.3	Second Amended and Restated Bylaws of the Registrant, as of May 30, 2024. (Incorporated by reference to Exhibit 3.2 the Current Report on Form 8-K filed on June 3, 2024.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of Deloitte & Touche LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Contained in the opinion filed as Exhibit 5.1 to this Registration Statement.)

24.1	Power of Attorney. (Included on signature page herein.)

99.1	Second Amended and Restated Seven Hills Realty Trust 2021 Equity Compensation Plan. (Incorporated by reference to Annex A to the Registrant’s definitive Proxy Statement for the Registrant’s 2025 Annual Meeting of Shareholders filed on March 19, 2025.)

107	Calculation of Filing Fee Table. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on May 28, 2025.

SEVEN HILLS REALTY TRUST

By:	/s/ Mathew C. Brown
Matthew C. Brown
Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Lorenzini and Mathew C. Brown, and each of them, his, her or their true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him, her or their and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Thomas J. Lorenzini
Thomas J. Lorenzini	President (Principal Executive Officer)	May 28, 2025

/s/ Mathew C. Brown
Mathew C. Brown	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 28, 2025

/s/ Ann M. Danner
Ann M. Danner	Independent Trustee	May 28, 2025

/s/ Barbara D. Gilmore
Barbara D. Gilmore	Independent Trustee	May 28, 2025

/s/ Matthew P. Jordan
Matthew P. Jordan	Managing Trustee	May 28, 2025

/s/ William A. Lamkin
William A. Lamkin	Independent Trustee	May 28, 2025

/s/ Joseph L. Morea
Joseph L. Morea	Independent Trustee	May 28, 2025

/s/ Adam D. Portnoy
Adam D. Portnoy	Managing Trustee	May 28, 2025

/s/ Jeffrey P. Somers
Jeffrey P. Somers	Independent Trustee	May 28, 2025